Exhibit 99.2

PUERTO RICO SAVINGS & INVESTMENT PLAN

Financial Statements and Supplemental Schedule

December 31, 2012 and 2011

(With Report of Independent Registered Public Accounting Firm Thereon)

PUERTO RICO SAVINGS & INVESTMENT PLAN

Table of Contents

Page(s)

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2012 and 2011	3

Notes to Financial Statements	4 –11

Supplemental Schedule – Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012	12

Note:

Supplemental schedules, other than the one listed above, are omitted because of the absence of conditions under which they are required by Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974.

Report of Independent Registered Public Accounting Firm

RAI Employee Benefits Committee of Puerto Rico Savings & Investment Plan:

We have audited the accompanying statements of net assets available for benefits of Puerto Rico Savings & Investment Plan (the Plan) as of December 31, 2012 and 2011, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in its net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2012 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Greensboro, North Carolina

June 20, 2013

PUERTO RICO SAVINGS & INVESTMENT PLAN

Statements of Net Assets Available for Benefits

December 31, 2012 and 2011

	2012	2011
Assets:
Investments, at fair value:
Mutual funds:
Vanguard LifeStrategy Conservative Growth Fund	$1,403,023	$1,291,766
Vanguard LifeStrategy Growth Fund	242,960	266,642
Vanguard LifeStrategy Moderate Growth Fund	430,873	491,629
Vanguard Total International Stock Index Fund	192,449	258,524
Vanguard Total Stock Market Index Fund	1,650,802	1,564,662
Common/collective trust funds:
Vanguard Retirement Savings Trust	1,421,266	2,204,050
Vanguard Retirement Savings Trust Wrapper Contracts	348	1,229
RAI Common Stock Fund	202,582	350,450

Total investments	5,544,303	6,428,952

Cash	—	3,330

Receivables:
Employer contribution	—	11,319
Participant contributions	—	7,579
Dividends receivable	2,872	3,517
Notes receivable from participants	151,079	194,858

Total receivables	153,951	217,273

Total assets	5,698,254	6,649,555

Liabilities:
Accrued administrative expenses	36,405	41,332

Net assets available for benefits before adjustment for fully benefit-responsive investments	5,661,849	6,608,223
Adjustment from fair value to contract value for fully benefit-responsive investments	(71,568)	(102,118)

Net assets available for benefits	$5,590,281	$6,506,105

See accompanying notes to financial statements.

2

PUERTO RICO SAVINGS & INVESTMENT PLAN

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2012 and 2011

	2012	2011
Additions:
Investment income:
Net appreciation/(depreciation) in fair value of investments	$356,535	$(2,245)
Interest and dividend income	172,663	182,853

Total investment income	529,198	180,608

Interest income on notes receivable from participants	7,195	7,321

Contributions:
Employer contributions	230,860	282,334
Participant contributions	193,759	182,866

Total contributions	424,619	465,200

Total additions	961,012	653,129

Deductions:
Benefits paid to participants	1,794,758	1,819,260
Administrative expenses	82,078	78,273

Total deductions	1,876,836	1,897,533

Net decrease in net assets available for benefits	(915,824)	(1,244,404)
Net assets available for benefits at beginning of year	6,506,105	7,750,509

Net assets available for benefits at end of year	$5,590,281	$6,506,105

See accompanying notes to financial statements.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(1)	Plan Description

The following brief description of Puerto Rico Savings & Investment Plan, referred to as the Plan, is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

(a)	General

The Plan is a voluntary defined contribution retirement plan covering all regular, full-time employees, and nonregular employees, as defined in the Plan document, of R.J. Reynolds Tobacco (CI), Co., a Cayman Islands corporation, referred to as the Company, in Puerto Rico. Reynolds American Inc., referred to as RAI, is the Plan Sponsor. The RAI Employee Benefits Committee, referred to as the Committee, controls and manages the operation and administration of the Plan. Banco Popular de Puerto Rico serves as the trustee and Fidelity Employer Services Company, LLC, referred to as Fidelity Investments, serves as the recordkeeper for the Plan.

The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, referred to as ERISA.

(b)	Contributions

Each year, participants may make basic contributions of up to 6% of pre-tax annual compensation, as defined in the Plan document. In addition, participants may make supplemental contributions on a pre-tax or after-tax basis of up to 16% of compensation, including the basic contribution. The Company or participating subsidiaries contribute an amount equal to 50% of basic contributions made by participants who are accruing a benefit under a defined benefit plan sponsored by RAI, and 100% of basic contributions made by participants who are not accruing a benefit under a defined benefit plan sponsored by RAI. In addition, the Company or participating subsidiaries make Retirement Enhancement Contributions to accounts of eligible participants equal to 3% to 9% of such participants’ eligible compensation, depending on the eligible participant’s hire date, age and years of service as of January 1, 2006. Contributions are subject to certain Puerto Rico Internal Revenue Code limitations.

(c)	Participant Accounts

Each participant’s account is credited with the participant’s contributions and allocations of the Company’s contributions and Plan earnings, and charged with the participant’s withdrawals, Plan losses and an allocation of administrative expenses. Allocations are based on participant contributions, account balances, or compensation, as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

(d)	Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Vesting in Company contributions occurs upon the earlier of completion of 24 months of Plan participation, 36 months of service with the Company or affiliated companies, age 65, or upon the occurrence of certain events as defined in the Plan document.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(e)	Investment Options

Plan investments are participant directed. Upon enrollment in the Plan, a participant may direct contributions in 1% increments to any of seven investment fund options. Participants may change or transfer their investment options at any time via telephone or a secure internet website.

(f)	Notes Receivable from Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of the lesser of 50% of their vested account balance reduced by the highest outstanding loan balance during the preceding 12 months, or $50,000 and limited by certain restrictions in the Plan document. Loan terms shall not be for more than five years, except for the purchase of a primary residence, which shall not exceed fifteen years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions. Participants may continue to make loan repayments via electronic funds transfer in order to prevent a default following termination of employment.

(g)	Payment of Benefits

Upon termination of service, a participant is entitled to receive a lump-sum amount equal to the value of the participant’s vested interest in his or her account, or monthly installments calculated annually over a period not to exceed the lesser of 15 years or the participant’s life expectancy.

(h)	Expenses

Expenses relating to the purchase or sale of investments are included in the cost or deducted from the proceeds, respectively. Direct charges and expenses, including investment manager fees attributable to specific investment funds, may be charged against that investment fund. Administrative expenses such as trustee, auditor, and general plan recordkeeping fees may be paid directly from the Plan and are allocated to participant accounts.

(i)	Forfeitures

Forfeitures are used to reduce future employer contributions. Certain forfeitures may be restored if the participant is reemployed before accruing five consecutive break-in-service years, as defined in the Plan document. During 2012 and 2011, employer contributions were reduced by forfeited nonvested accounts of $20,240 and $0, respectively. At December 31, 2012 and 2011, forfeited nonvested accounts totaled $58 and $19,957, respectively.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

The accompanying financial statements of the Plan have been prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(b)	Investment Valuation and Income Recognition

Investments are reported at fair value. See note 6 for discussion of fair value measurement.

Investment contracts held by a defined contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments purchased and sold as well as held during the year.

(c)	Valuation of Notes Receivable from Participants

Notes receivable from participants are valued at amortized cost plus accrued interest.

(d)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

(e)	Risks and Uncertainties

The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. The funds held by the Plan invest in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities, including securities backed by subprime mortgage loans. The value, liquidity and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies or defaults, or both, and may be adversely affected by shifts in the market’s perceptions of the issuers and changes in interest rates. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements and schedule.

(f)	Payment of Benefits

Benefits are recorded when paid.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(3)	Investments

The following table presents investments that represent 5% or more of the Plan’s net assets as of December 31, 2012 and 2011. Except for Vanguard Retirement Savings Trust, which is shown at contract value, all the funds are shown at fair value.

	December 31
	2012	2011
Vanguard LifeStrategy Conservative Growth Fund, 82,677 and 79,640 shares, respectively	$1,403,023	$1,291,766
Vanguard LifeStrategy Moderate Growth Fund, 20,967 and 25,659 shares, respectively	430,873	491,629
Vanguard Total Stock Market Index Fund, 51,140 and 55,249 shares, respectively	1,650,802	1,564,662
Vanguard Retirement Savings Trust, 1,350,046 and 2,103,160 shares, respectively (Fair Value of $1,421,614 and $2,205,279 as of December 31, 2012 and 2011, respectively)	1,350,046	2,103,160
RAI Common Stock Fund, 8,449 shares	*	350,450

*	Investment does not represent 5% or more of the Plan’s net assets as of December 31, 2012.

The Plan’s investments, including gains and losses on investments bought and sold, and those held during the period, appreciated/(depreciated) in value as follows:

	Year ended December 31
	2012	2011
Mutual funds	$354,875	$(63,449)
RAI Common Stock Fund	1,660	61,204

Net appreciation/(depreciation) in fair value of investments	$356,535	$(2,245)

(4)	Related Party Transactions

The RAI Common Stock Fund is provided as an investment option for participants in the Plan. As RAI is the Plan Sponsor, these transactions qualify as party-in-interest transactions. See note 3 for a description of the net appreciation in value of the RAI Common Stock Fund included in Plan assets. RAI Common Stock Fund dividends for the years ended December 31, 2012 and 2011 were $15,305 and $13,150, respectively. The RAI common stock shares held in the fund as of December 31, 2012 and 2011 were 4,878 valued at $41.43 per share and 8,449 valued at $41.42 per share, respectively.

(5)	Collective Trust with Asset Management Company

The Plan is party to a benefit-responsive collective trust with Vanguard. Vanguard maintains the contributions in a general account. The account is credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The collective trust issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

The collective trust is included in the financial statements at fair value and adjusted to contract value as reported to the Plan by Vanguard. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The average yield was approximately 2.22% and 3.09% for the years ended December 31, 2012 and 2011, respectively. The contract rates ranged from 0.85% to 5.50% and 1.09% to 5.50% at December 31, 2012 and 2011, respectively. The crediting interest rate is based on a formula agreed upon with the issuer but may not be less than certain percentages.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (i) amendments to the Plan documents (including complete or partial Plan terminations or merger with another plan), (ii) changes to Plan’s prohibition on competing investment options or deletion of equity wash provisions, (iii) bankruptcy of the Plan Sponsor or other Plan Sponsor events (e.g. divestitures or spin-offs of a subsidiary) which cause a significant withdrawal from the Plan, or (iv) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemptions under ERISA. The Plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value with participants, has occurred or is probable of occurring.

(6)	Fair Value Measurement

The fair value of assets and liabilities is determined by using a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity, and the reporting entity’s own assumptions about market participant assumptions based on the best information available in the circumstances.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, essentially an exit price.

The three levels of the fair value hierarchy are described as follows:

Level 1: Inputs are quoted prices, unadjusted, in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2: Inputs are other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. A Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3: Inputs are unobservable and reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2012 and 2011:

	Assets at fair value as of December 31, 2012
	Level 1	Level 2	Level 3	Total
Mutual funds:
Growth funds	$2,076,856	$—	$—	$2,076,856
Index funds	1,843,251	—	—	1,843,251

Total mutual funds	3,920,107	—	—	3,920,107

Common/collective trust funds	—	1,421,614	—	1,421,614
RAI Common Stock Fund	—	202,582	—	202,582

Total investments at fair value	$3,920,107	$1,624,196	$—	$5,544,303

	Assets at fair value as of December 31, 2011
	Level 1	Level 2	Level 3	Total
Mutual funds:
Growth funds	$2,050,037	$—	$—	$2,050,037
Index funds	1,823,186	—	—	1,823,186

Total mutual funds	3,873,223	—	—	3,873,223

Common/collective trust funds	—	2,205,279	—	2,205,279
RAI Common Stock Fund	—	350,450	—	350,450

Total investments at fair value	$3,873,223	$2,555,729	$—	$6,428,952

Following is a description of the valuation methodologies used for assets measured at fair value:

Mutual funds are valued based on the quoted market prices of shares held by the Plan at year end.

Investments in collective trusts are stated at fair value on the statement of net assets available for benefits with an adjustment from fair value to contract value for fully benefit-responsive collective trusts. The valuation at year end is based on audited financial statements of the collective trusts, and are valued using the net asset value, referred to as NAV, provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, less its liabilities, and then divided by the number of shares outstanding. The NAV is a quoted price in a market that is not active. The plan has the ability to redeem its investments in the funds at NAV at the valuation date. There are no significant restrictions, redemptions terms, or holding periods which would limit the Plan or the participants to transact at NAV.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

Investments in the RAI Common Stock Fund are tracked on a unitized basis. The fund consists of Reynolds American Inc. common stock and funds held in a Fidelity money market fund sufficient to meet the fund’s daily cash needs and other miscellaneous assets and liabilities. Unitizing the fund allows for daily trades. The fair value of a unit is based on the combined fair value of RAI common stock (closing price in an active market on which the securities are traded), the net asset value of the money market fund, and other miscellaneous assets and liabilities held by the fund at year end.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

For the years ended December 31, 2012 and 2011, there were no transfers of assets into or out of Level 1 and Level 2 of the fair value hierarchy described above.

(7)	Income Tax Status

The Plan’s latest determination letter issued by the Puerto Rico Treasury Department is dated October 5, 2004. The Plan has been amended since receiving this determination letter. The Plan is intended to comply with Section 1081.01 of the Puerto Rico Income Tax Act of 1954, referred to as ITA. The Plan is required to operate in conformity with the ITA to maintain its qualified status. The United States qualification of the Plan was dropped, effective with the 1995 plan year. The Committee is not aware of any course of action or series of events that have occurred that might adversely affect the Plan’s qualified status. The Committee believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the ITA, and the Plan and related trust continue to be tax-exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Puerto Rico Treasury Department. The Plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2009.

On October 1, 2012, the Committee authorized amendments to the Plan to incorporate changes intended to comply with the requirements of the Puerto Rico Internal Revenue Code of 2011, effective January 1, 2011.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Notes to Financial Statements

December 31, 2012 and 2011

(8)	Plan Termination

Although it has not expressed any intent to do so, the Committee has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of the Plan’s termination, participants will become 100% vested in their employer contributions and earnings thereon.

(9)	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	December 31
	2012	2011
Net assets available for benefits per the financial statements	$5,590,281	$6,506,105
Adjustment to increase contract value to fair value for fully benefit-responsive investment contracts	71,568	102,118

Net assets available for benefits per the Form 5500	$5,661,849	$6,608,223

The following is a reconciliation of investment income per the financial statements to the Form 5500:

	2012	2011
Total investment income per the financial statements	$529,198	$180,608
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	71,568	102,118
Reversal of prior year adjustment from fair value to contract value for fully benefit-responsive investment contracts	(102,118)	(90,736)

Total investment income per the Form 5500	$498,648	$191,990

(10)	Subsequent Events

Plan management has evaluated subsequent events from the balance sheet date through the date at which the financial statements were issued, and determined there are no other items to disclose.

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PUERTO RICO SAVINGS & INVESTMENT PLAN

Form 5500, Schedule H, Line 4i – Schedule of Assets (Held at End of Year)

December 31, 2012

Identity of issue, borrower, lessor or similar party	Description of investment, including maturity date, rate of interest, collateral, par or maturity value	Number of shares or units	Cost**	Current value
Vanguard LifeStrategy Conservative Growth Fund	Mutual Fund	82,677		$1,403,023
Vanguard LifeStrategy Growth Fund	Mutual Fund	10,427		242,960
Vanguard LifeStrategy Moderate Growth Fund	Mutual Fund	20,967		430,873
Vanguard Total International Stock Index Fund	Mutual Fund	12,847		192,449
Vanguard Total Stock Market Index Fund	Mutual Fund	51,140		1,650,802
Vanguard Retirement Savings Trust	Common/Collective Trust Fund	1,350,046		1,421,266
Vanguard Retirement Savings Trust Wrapper Contracts	Common/Collective Trust Fund	—		348
* RAI Common Stock Fund	Company Stock Fund	4,878		202,582

Total investments				5,544,303

* Notes Receivable from Participants	Participant loans, 31 loans with interest rate at 4.25% and maturity dates ranging from May 30, 2013 to April 14, 2017.	—	—	151,079

Total assets				$5,695,382

*	Denotes a party-in-interest.
**	Cost information is not required for participant-directed investments and, therefore, is not included.

See accompanying report of independent registered public accounting firm.

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